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                               EXHIBIT NUMBER 2.1

                            STOCK PURCHASE AGREEMENT


         This AGREEMENT is made and entered into on June 29, 2001, (the "EFFECTIVE DATE") by and among Vita Food Products, Inc., a Nevada corporation ("VITA"), and Terry W. Hess, ("TERRY"). Vita and Terry are referred to collectively herein as the Parties.

         Terry owns all of the outstanding capital stock of Virginia Honey Company, Inc., a Virginia corporation ("VIRGINIA HONEY").

         This Agreement contemplates a transaction in which Vita will purchase from Terry, and Terry will sell to Vita, all of the outstanding capital stock of Virginia Honey on the terms and conditions set forth herein.

         As a material inducement of Vita to enter into this Agreement, Terry is willing to enter into that certain employment agreement with Virginia Honey (the "EMPLOYMENT AGREEMENT") attached hereto as Exhibit A-1 and Terry is willing to enter into that certain non-competition, non-solicitation and confidentiality agreement with Virginia Honey and Vita (the "NON-COMPETITION AGREEMENT") attached hereto as Exhibit A-2. The Employment Agreement and the Non-Competition Agreement are each incorporated herein by reference and made a part hereof.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.       DEFINITIONS.

         "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "CLOSING" has the meaning set forth in ss.2(c) below.

         "CLOSING DATE" has the meaning set forth in ss.2(c) below.

         "CLOSING PAYMENT" has the meaning set forth in ss.2(b)(i) below.

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code ss.4980B.

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         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of Virginia Honey that is not already generally available to the public.

         "CONTROLLED GROUP" has the meaning set forth in Code ss.1563.

         "DISCLOSURE SCHEDULE" has the meaning set forth in ss.4 below.

         "EBITDA" has the meaning set forth in ss.2(b)(ii) below.

         "EFFECTIVE DATE" has the meaning set forth in the preface above.

         "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA ss.3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA ss.3(1).

         "EMPLOYMENT AGREEMENT" has the meaning set forth in the preface above.

         "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning food safety preservation, storage and distribution, public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means each entity which is treated as a single employer with Terry for purposes of Code ss.414.

         "FIDUCIARY" has the meaning set forth in ERISA ss.3(21).

         "FINANCIAL STATEMENTS" has the meaning set forth in ss.4(g) below.

         "FIRST EARNOUT" has the meaning set forth in ss.2(b)(ii) below.

         "GAAP" means United States of America, generally accepted accounting principles as in effect from time to time.


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         "INDEMNIFIED PARTY" has the meaning set forth in ss.8(d) below.

         "INDEMNIFYING PARTY" has the meaning set forth in ss.8(d) below.

         "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all proprietary information systems and management procedures, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

         "KNOWLEDGE" means actual knowledge after reasonable investigation. A Person will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, or executor of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact of other matter.

         "LEASES" means the amended leases for Virginia Honey's existing manufacturing facilities, attached hereto as Exhibits A-3 and A-4. The Leases are incorporated herein by reference and made a part hereof.

         "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

         "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in ss.4(g) below.

         "MOST RECENT FISCAL MONTH END" has the meaning set forth in ss.4(g) below.

         "MOST RECENT FISCAL YEAR END" has the meaning set forth in ss.4(g) below.

         "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA ss.3(37).

         "NON-COMPETITION AGREEMENT" has the meaning set forth in the preface above.

         "ORDINARY COURSE OF BUSINESS" means an action taken by a Person in the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency), an action taken in the ordinary course of the normal day-to-day operations of




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such Person and such action is not required to be authorized by the board of directors of such Person.

         "PARTY" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PROHIBITED TRANSACTION" has the meaning set forth in ERISA ss.406 and Code ss.4975.

         "PURCHASE PRICE" has the meaning set forth in ss.2(b) below.

         "REPORTABLE EVENT" has the meaning set forth in ERISA ss.4043.

         "SECOND EARNOUT" has the meaning set forth in ss.2(b)(iii) below.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TERRY" has the meaning set forth in the preface above.

         "THIRD PARTY CLAIM" has the meaning set forth in ss.8(d) below.

         "VIRGINIA HONEY" has the meaning set forth in the preface above.

         "VIRGINIA HONEY DEBT" has the meaning set forth in ss.2(b)(i) below.

         "VIRGINIA HONEY SHARE" means any share of the Common Stock, par value $1.00 per share, of Virginia Honey.



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         "VITA" has the meaning set forth in the preface above.

2.       PURCHASE AND SALE OF VIRGINIA HONEY SHARES; PLEDGE.

         (a) The Transaction. On and subject to the terms and conditions of this Agreement, Vita agrees to purchase from Terry, and Terry agrees to sell to Vita, all of his Virginia Honey Shares for the consideration specified below in this ss.2.

         (b) Purchase Price. Vita shall pay Terry the following purchase price in cash, or by wire transfer of immediately available funds ("the PURCHASE PRICE"):

                  (i) At the Closing, Vita shall pay to Terry approximately $4,843,359.20 (the "CLOSING PAYMENT"). The Closing Payment equals forty percent (40%) of: Sixteen Million Dollars ($16,000,000) less the aggregate of certain designated outstanding Virginia Honey liabilities set forth on the Most Recent Balance Sheet, attached hereto as Exhibit B, which certain unaudited liabilities total $3,891,602; (the "VIRGINIA HONEY DEBT"); plus

                  (ii) For the period April 1, 2001 thru December 31, 2004, Vita shall pay Terry forty percent (40%) of five (5) times the average quarterly earnings of Virginia Honey, multiplied by four (4), before interest, taxes, depreciation and amortization ("EBITDA") less Virginia Honey Debt (the "FIRST EARNOUT"). Vita shall pay Terry the First Earnout, or the undisputed portion of the First Earnout on or before April 1, 2005; plus

                  (iii) For the period January 1, 2005 thru December 31, 2006, Vita shall pay Terry twenty percent (20%) of five (5) times the average quarterly EBITDA, multiplied by four (4), less Virginia Honey Debt (the "SECOND EARNOUT"). Vita shall pay Terry the Second Earnout, or the undisputed portion of the Second Earnout on or before April 1, 2006.

         The calculation of the First Earnout and Second Earnout shall be prepared utilizing the audited statements prepared by Vita's independent certified public accounting firm. Terry shall have the right of access to all records relating to the audited statements, and shall have the right to submit said records to a certified public accountant of his choice. In the event of a dispute as to the valuation of either the First Earnout or the Second Earnout, Vita shall pay in accordance with the above provisions, any undisputed amounts, and Vita and Terry shall submit the disputed claim, if the same remains unresolved for thirty (30) days, to a mutually acceptable, nationally-recognized accounting firm. The determination of the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties. Terry and Vita shall equally share responsibility for fees and expenses of such an accounting firm for the resolution of such a disputed claim.

         (c) Pledge of Virginia Honey Shares. As security for Vita's performance under this Agreement, Vita grants Terry a security interest in all Virginia Honey Shares, which corporation is a 100% owned subsidiary of Vita. In the event of default by Vita in payment of the First Earnout or Second Earnout, or in the event of a material breach by Vita hereunder, which breach or default is not cured within thirty (30) days of the written notice thereof, Terry shall have all rights with respect to such stock collateral as are available under the Uniform Commercial Code of the State of Delaware. The Virginia Honey Shares shall be held in escrow by Jeffrey C. Rubenstein of Much Shelist Freed Denenberg Ament & Rubenstein, P.C., legal counsel for Vita, and John W. Truban of Owen and Truban, P.L.C., endorsed in blank, until full



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payment of the First Earnout and Second Earnout. Upon a joint order of the
Parties, Mr. Rubenstein and Mr. Truban will transfer the Virginia Honey Shares as instructed. After agreed final payment, the Virginia Honey Shares shall be returned to Vita. The Escrow Agents acknowledge and the parties agree that physical possession of all certificates held in escrow will be with Mr. Rubenstein.

         (d) The Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Much Shelist Freed Denenberg Ament & Rubenstein, P.C. on or prior to [July 17, 2001], commencing at 10:00 a.m. local time or such other date as Vita and Terry may mutually determine (the "CLOSING DATE").

         (e) Deliveries at the Closing. At the Closing, (i) Terry will deliver to Vita the various certificates, instruments, and documents referred to in ss.7(a) below, (ii) Vita will deliver to Terry the various certificates, instruments, and documents referred to in ss.7(b) below, (iii) Terry will deliver to Vita stock certificates representing all of his Virginia Honey Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Vita will deliver to Terry the consideration specified in ss.2(b) above.

3.       REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

         (a) Representations and Warranties of Terry. Terry represents and warrants to Vita that the statements contained in this ss.3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3(a)) with respect to himself, except as set forth in Annex I attached hereto.

                  (i) Authorization of Transaction. Terry has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Terry, enforceable in accordance with its terms and conditions. Terry need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Terry is subject or, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Terry is a party or by which he is bound or to which any of his assets is subject.

                  (iii) Brokers' Fees. Terry has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Vita could become liable or obligated.


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                  (iv)  Virginia Honey Shares. At Closing, Terry will hold of record and own beneficially one (1) Virginia Honey Share free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Terry is not a party to any option, warrant, purchase right, or other contract or commitment that could require Terry to sell, transfer, or otherwise dispose of any capital stock of Virginia Honey (other than this Agreement). Terry is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Virginia Honey.

                  (v) No Knowledge of Breach. Terry has no Knowledge of any information which makes any representation or warranty of Vita contained herein untrue.

         (b) Representations and Warranties of Vita. Vita represents and warrants to Terry that the statements contained in this ss.3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3(b)), except as set forth in Annex II attached hereto.

                  (i) Organization of Vita. Vita is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Vita is qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the conduct of its business requires such qualification, except where the failure to be so qualified would not have an adverse effect upon its business or assets.

                  (ii) Authorization of Transaction. Vita has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Vita, enforceable in accordance with its terms and conditions. Vita need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Vita is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Vita is a party or by which it is bound or to which any of its assets is subject.



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                  (iv)  Brokers' Fees. Vita has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Terry could become liable or obligated.

                  (v) No Knowledge of Breach. Vita has no Knowledge of any information which makes any representation or warranty of Terry or Virginia Honey contained herein untrue.

4.       REPRESENTATIONS AND WARRANTIES CONCERNING VIRGINIA HONEY.

         Except as otherwise indicated in this ss.4 and, as applicable, the representations and warranties made by Terry in this ss.4 are made to Terry's Knowledge. Terry represents and warrants to Vita that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4), except as set forth in the disclosure schedule delivered by Terry to Vita on the date hereof and initialed by the Parties (the "DISCLOSURE SCHEDULE"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.4:

         (a) Organization, Qualification, and Corporate Power. Virginia Honey is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Virginia Honey is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Virginia Honey has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. ss.4(a) of the Disclosure Schedule lists the directors and officers of Virginia Honey. Terry will deliver to Vita correct and complete copies of the charter and bylaws, the minute books and the stock record books of Virginia Honey (as amended to date). Virginia Honey is not in default under or in violation of any provision of its charter or bylaws.

         (b) Capitalization. The Knowledge qualifier set forth in the first sentence of ss.4 does not apply to this ss.4(b). The entire authorized capital stock of Virginia Honey consists of 5,000 Virginia Honey Shares, of which 1 Virginia Honey Share is issued and outstanding and 499 Virginia Honey Shares are held in escrow as security for certain obligations of Virginia Honey to Arlington W. Palmer. All of the issued and outstanding Virginia Honey Shares (i) have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Terry; (ii) were issued in compliance with all applicable state and federal securities laws; and (iii) were not issued in violation of any preemptive rights or rights of first refusal. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Virginia Honey to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar



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rights with respect to Virginia Honey. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Virginia Honey.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Virginia Honey is subject or any provision of the charter or bylaws of Virginia Honey or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Virginia Honey is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Virginia Honey does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (d) Brokers' Fees. The Knowledge qualifier set forth in the first sentence of ss.4 does not apply to this ss.4(d). Virginia Honey has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (e) Title to Assets. The Knowledge qualifier set forth in the first sentence of ss.4 does not apply to this ss.4(e). Virginia Honey has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, and except as noted in ss.4(e) of the Disclosure Schedule.

         (f) Subsidiaries. Virginia Honey does not own stock or have any equity investment or other interest in, does not have the right to acquire any such interest, and does not control, directly or indirectly, any corporation, association, partnership, joint venture or other entity and has not had such an ownership or control relationship with any such entity.

         (g) Financial Statements. Attached hereto as Exhibit C are the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) unaudited consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1999 and December 31, 2000 (the "MOST RECENT FISCAL YEAR END") for Virginia Honey; and (ii) consolidated and consolidating balance sheets and statements of income, (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the 3 months ended March 31, 2001 (the "MOST RECENT FISCAL MONTH END") for Virginia Honey. The Financial Statements (including the notes thereto) have been prepared, generally in accordance with GAAP (with such exceptions as normally made in first-time audits) applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Virginia Honey as of such dates and the results of operations of Virginia Honey for such periods, are correct and complete, and are consistent with the books and records of Virginia Honey (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate).





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         (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most
Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Virginia Honey. Without limiting the generality of the foregoing, except as set forth in ss.4(h) of the Disclosure Schedule, since that date:

                  (i) Virginia Honey has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (ii) Virginia Honey has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $100,000 or outside the Ordinary Course of Business;

                  (iii) no party (including Virginia Honey) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which Virginia Honey is a party or by which any of them is bound;

                  (iv) Virginia Honey has not imposed any Security Interest upon any of its assets, tangible or intangible;

                  (v) Virginia Honey has not made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the Ordinary Course of Business;

                  (vi) Virginia Honey has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the Ordinary Course of Business;

                  (vii) Virginia Honey has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or $100,000 in the aggregate;

                  (viii) Virginia Honey has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (ix) Virginia Honey has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

                  (x) Virginia Honey has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (xi) there has been no change made or authorized in the charter or bylaws of Virginia Honey;

                  (xii) Virginia Honey has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (xiii) Virginia Honey has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (xiv) Virginia Honey has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (xv) Virginia Honey has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business, except for Virginia Honey's obligation to Arlington W. Palmer with respect to Virginia Honey's redemption of all his Virginia Honey Shares and the Leases;

                  (xvi) Virginia Honey has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (xvii) Virginia Honey has not granted any increase in the base compensation to any of its employees outside the Ordinary Course of Business or to any of its directors or officers;

                  (xviii) Virginia Honey has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                  (xix) Virginia Honey has not made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xx) Virginia Honey has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Virginia Honey; and

                  (xxii) Virginia Honey has not committed to any of the foregoing.

         (i) Undisclosed Liabilities. Virginia Honey has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business

(none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law; or arose out of any action, suit, claim, governmental investigation or arbitration proceeding). ss.4(i) of the Disclosure Schedule contains a complete and accurate description (including name of the lender, amount outstanding and any related Security Interests) of all indebtedness for borrowed money of Virginia Honey, whether owed to a bank or any other Person.

         (j) Legal Compliance. Virginia Honey and its respective predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Terry has not made payments in connection with the operation of Virginia Honey to any Person or taken similar actions to obtain or retain business other than customary and permissible business gifts and entertainment.

         (k) Tax Matters. The Knowledge qualifier set forth in the first sentence ofss.4 does not apply to thisss.4(k).

                  (i) Virginia Honey has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Virginia Honey (whether or not shown on any Tax Return) have been paid. Virginia Honey currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Virginia Honey does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Virginia Honey that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) Virginia Honey has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) To the Knowledge of Terry, there is no dispute or claim concerning any Tax Liability of Virginia Honey claimed or raised by any authority.

                  (iv) Virginia Honey has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (v) The unpaid Taxes of Virginia Honey (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Virginia Honey in filing their Tax Returns.

         (l) Real Property. The Knowledge qualifier set forth in the first sentence ofss.4 does not apply to this ss.4(l).

                  (i) ss.4(l)(i) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Virginia Honey. Terry shall deliver to Vita correct and complete copies of the leases and subleases listed in ss.4(l)(i) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in ss.4(l)(i) of the Disclosure Schedule:

                        (A) the lease or sublease is legal, valid, binding,
                            enforceable, and in full force and effect;

                        (B) the lease or sublease will continue to be legal,
                            valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                        (C) no party to the lease or sublease is in breach or
                            default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                        (D) no party to the lease or sublease has repudiated any
                            provision thereof;

                        (E) there are no disputes, oral agreements, or
                            forbearance programs in effect as to the lease or sublease;

                        (F) with respect to each sublease, the representations
                            and warranties set forth in subsections (A) through
                            (E) above are true and correct with respect to the underlying lease;

                        (G) Virginia Honey has not assigned, transferred,
                            conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                        (H) all facilities leased or subleased thereunder have
                            received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                        (I) all facilities leased or subleased thereunder are
                            supplied with utilities and other services necessary for the operation of said facilities; and

                        (J) to Terry's knowledge, the owner of the facility,
                            leased or subleased, has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto, except for existing deed of trust obligations.

         (m) Intellectual Property.

                  (i) Virginia Honey owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of Virginia Honey as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Virginia Honey immediately prior to the Closing hereunder will be owned or available for use by Virginia Honey on identical terms and conditions immediately subsequent to the Closing hereunder. Virginia Honey has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (ii) To the Knowledge of Virginia Honey, Virginia Honey has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and Terry has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Virginia Honey must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Virginia Honey, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Virginia Honey.

                  (iii) ss.4(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to Virginia Honey with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Virginia Honey has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Virginia Honey has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). ss.4(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by Virginia Honey in connection with any of its businesses.

                  (iv) ss.4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Virginia Honey uses pursuant to license, sublicense, agreement, or permission.

                  (v) Virginia Honey will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

                  (vi) Terry does not know of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of Virginia Honey.

         (n) Tangible Assets. Virginia Honey owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

         (o) Inventory. The Knowledge qualifier set forth in the first sentence of ss.4 does not apply to this ss.4(o). The inventory of Virginia Honey consists of raw materials and supplies, manufactured and purchased items, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is below standard quality, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Virginia Honey.

         (p) Contracts.ss.4(p) of the Disclosure Schedule lists the following contracts and other agreements to which Virginia Honey is a party:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to Virginia Honey, or involve consideration in excess of $50,000;

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or noncompetition;

                  (vi) any agreement with Terry and its Affiliates (other than Virginia Honey);

                  (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (viii) any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

                  (x) any agreement under which it has advanced or loaned any amount to any of its employees outside the Ordinary Course of Business or to any of its directors or officers;

                  (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Virginia Honey;

                  (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000; or

                  (xiii) any agreement or contract containing a provision to indemnify any party or assume any Liability.


         With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (D) no party has repudiated any provision of the agreement; and (E) except as set forth in ss.4(p) of the Disclosure Schedule and the Leases attached hereto as Exhibits A-3 and A-4, the agreement was entered into at arms-length, and at consideration not greater than the fair-market value or price.

         (q) Notes and Accounts Receivable. All notes and accounts receivable of Virginia Honey are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Virginia Honey.

         (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Virginia Honey.

         (s) Insurance. With respect to each insurance policy of Virginia Honey:
(A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Virginia Honey nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Virginia Honey has been covered during the past 3 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

         (t) Litigation. The Knowledge qualifier set forth in the first sentence of ss.4 does not apply to this ss.4(t). ss.4(t) of the Disclosure Schedule sets forth each instance in which Virginia Honey (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in ss.4(t) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Virginia Honey. None of Terry and the directors and officers (and employees with responsibility for litigation matters) of Virginia Honey has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Virginia Honey, except for the potential litigation involving a Canadian broker, Mel Ash, and his company, "To Live For Foods."

         (u) Product Warranty. To the Knowledge of Virginia Honey, each product manufactured, sold, leased, or delivered by Virginia Honey has been in conformity with all applicable contractual commitments and all express and implied warranties. To the Knowledge of Virginia Honey, Virginia Honey has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Virginia Honey. No product manufactured, sold, leased, or delivered by Virginia Honey is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. ss.4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Virginia Honey (containing applicable guaranty, warranty, and indemnity provisions).

         (v) Product Liability. Virginia Honey has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Virginia Honey.

         (w) Employees. To the Knowledge of the directors and officers of Virginia Honey, no executive, key employee, or group of employees has any plans to terminate employment with Virginia Honey. Virginia Honey is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Virginia Honey has not committed any unfair labor practice. None of Terry and the directors and officers (and employees with responsibility for employment matters) of Virginia Honey has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Virginia Honey.

         (x) Employee Benefits.

                  (i) ss.4(x) of the Disclosure Schedule lists each Employee Benefit Plan that Virginia Honey maintains or to which Virginia Honey contributes or has any obligation to contribute.

                        (A) each such Employee Benefit Plan (and each related
                            trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                        (B) All required reports and descriptions (including
                            Form 5500 Annual Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. To the Knowledge of Virginia Honey, the requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                        (C) All contributions (including all employer
                            contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Virginia Honey. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                        (D) Each such Employee Benefit Plan which is an Employee
                            Pension Benefit Plan meets the requirements of a "qualified plan" under Code ss.401(a), has received, within the last two years, a favorable determination letter from the Internal Revenue Service that it is a "qualified plan," and Terry is not aware of any facts or circumstances that could result in the revocation of such determination letter.

                        (E) The market value of assets under each such Employee
                            Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                        (F) Terry shall deliver to Vita correct and complete
                            copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                  (ii) With respect to each Employee Benefit Plan that Virginia Honey and any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                        (A) No such Employee Benefit Plan which is an Employee
                            Pension Benefit Plan (other than any Multiemployer
                            Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of Terry, threatened.

                        (B) To the Knowledge of Virginia Honey, there have been
                            no Prohibited Transactions with respect to any such Employee Benefit Plan. To the Knowledge of Virginia Honey, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Terry, threatened. Terry has no Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                        (C) Virginia Honey has not incurred, and Terry has no
                            reason to expect that Virginia Honey will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA ss.4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                  (iii) Virginia Honey and the other members of the Controlled Group that includes Virginia Honey do not contribute to, never have contributed to and never have been required to contribute to any Multiemployer Plan or have any Liability (including withdrawal liability as defined in ERISA ss.4201) under any Multiemployer Plan.

                  (iv) Virginia Honey does not maintain and never has maintained or contributed, and never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

         (y) Guaranties. The Knowledge qualifier set forth in the first sentence of ss.4 does not apply to this ss.4(y). Virginia Honey is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

         (z) Environmental, Health, and Safety Matters.

                  (i) Virginia Honey and its respective predecessors and Affiliates have complied and is in compliance with all Environmental, Health, and Safety Requirements.

                  (ii) Without limiting the generality of the foregoing, Virginia Honey and its respective Affiliates have obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached ss.4(z) of the Disclosure Schedule.

                  (iii) Neither Virginia Honey nor its respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                  (iv) None of the following exists at any property or facility owned or operated by Virginia Honey: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                  (v) Virginia Honey or its respective predecessors or Affiliates has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

                  (vi) To the Knowledge of Virginia Honey, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                  (vii) Neither Virginia Honey nor any of its respective predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

                  (viii) To the Knowledge of Virginia Honey, no facts, events or conditions relating to the past or present facilities, properties or operations of

                         Virginia Honey or any of its respective predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

         (aa) Certain Business Relationships with Virginia Honey. None of Terry and its Affiliates has been involved in any business arrangement or relationship with Virginia Honey which are not at the then fair-market value or price and on such terms which would occur in an arms-length transaction. Except for leased buildings, none of Terry and its Affiliates owns any asset, tangible or intangible, which is used in the business of Virginia Honey, except as noted on ss.4(aa) of the Disclosure Schedule.

         (bb) Disclosure. The representations and warranties contained in this ss.4 do not contain any untrue statement of a material fact. The representations and warranties contained in this ss.4 do not omit to state any material fact necessary in order to make the statements and information contained in this ss.4 not misleading.

5.       PRE-CLOSING COVENANTS.

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. Each of the Parties will use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.7 below).

         (b) Notices and Consents. Terry will cause Virginia Honey to give any notices to third parties, and will cause Virginia Honey to use its best efforts to obtain any third party consents, that Vita may request in connection with the matters referred to in ss.4(c) above. Each of the Parties will (and Terry will cause Virginia Honey to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(a)(i), ss.3(b)(ii), and ss.4(c) above.

         (c) Operation of Business. Terry will not cause or permit Virginia Honey to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Terry will not cause or permit Virginia Honey to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock; (ii) pay any bonus, other then in the Ordinary Cause of Business to its employees, provided, however, that no bonus shall be paid to its officers; or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in ss.4(h) above.

         (d) Preservation of Business. Terry will cause Virginia Honey to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

         (e) Full Access. Terry will permit, and Terry will cause Virginia Honey to permit, representatives of Vita to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Virginia Honey, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Virginia Honey.

         (f) Notice of Developments. Terry will give prompt written notice to Vita of any material adverse development causing a breach of any of the representations and warranties in ss.4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in ss.3 above. No disclosure by any Party pursuant to this ss.5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (g) Exclusivity. Terry will not (and Terry will not cause or permit Virginia Honey and any of its respective Affiliates, shareholders, directors, officers, employees or agents to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Virginia Honey (including any acquisition structured as a merger, consolidation, or share exchange); (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing; or (iii) disclose the existence or substance of this Agreement, except to Persons within Terry's or Virginia Honey's organization who must be so informed, or to their professional advisors. Terry will not vote his Virginia Honey Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. Terry will notify Vita immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         (h) Real Estate. At the Closing, Terry will cause the Leases to be amended granting Virginia Honey, Vita or its assignee the following: (a) an option to extend the Leases for four (4) additional five (5) year periods at the present rent and terms, plus an increment of rental for each five (5) year option period of three percent (3%) per year; (b) an option to purchase, free and clear of any Security Interests, claims, leasehold interests, tenancies and restrictions of any nature, other than the Leases and existing easements and rights-of-way, each of Virginia Honey's manufacturing facilities after January 1, 2004, at a purchase, price of $2,000,000 for the Killer Bee manufacturing facility and $750,000 for the honey manufacturing facility; and (c) the right of first refusal on any proposed disposition of each such facility; provided, however, in the event of Vita's material breach of this Agreement, or material default under the Leases, which breach or default is not cured within thirty
(30) days of the written notice thereof, Terry shall have the right to cancel the Lease and any options to purchase each of Virginia Honey's manufacturing facilities shall be terminated.

6.       POST-CLOSING COVENANTS.

         The Parties agree as follows with respect to the period following the Closing.

         (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ss.8 below). Terry acknowledges and agrees that from and after the Closing, Vita will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Virginia Honey.

         (b) Management Relationships.

                  (i) Terry's Management. Terry shall be President and the Chief Executive Officer of Virginia Honey so long as he remains employed by Virginia Honey pursuant to the Employment Agreement. In connection therewith with respect to Virginia Honey, Terry shall be responsible for:

                        (A) the operations, manufacturing, sales and
                            distribution;

                        (B) all employment and compensation matters;

                        (C) the preparation and delivery of all financial
                            reporting, including operating and budgeting;

                        (D) such other areas of responsibility generally within
                            the scope of the office of the President.

                  (ii) Vita's Management. Assistance shall be provided by Vita to Virginia Honey. In connection therewith:

                        (A) Vita shall not accrue or charge Virginia Honey for
                            the expenses of Vita's general overhead (e.g., Vita's compensation to its senior officers, Vita's corporate headquarter costs, Securities and Exchange Commission and public company charges, salesmen's salaries (as contracted with sales commission), etc.);

                        (B) Vita shall charge Virginia Honey for all its
                            out-of-pocket expenses incurred for the benefit of Virginia Honey (e.g., Virginia Honey's proportionate share of independent accountants charges, outside legal counsel work for the benefit of Virginia Honey, etc.)

                  (iii) Mutual Management Responsibilities.

                        (A) Virginia Honey shall timely submit its annual
                            operating budget for the approval of Vita's Board of Directors;

                        (B) Virginia Honey shall timely submit its capital
                            expenditure budget for the approval of Vita's Board of Directors;

                        (C) Virginia Honey and Vita shall have the normal
                            obligations, responsibilities and relationship between a subsidiary corporation and its public parent corporation.

                        (D) Vita's Board of Directors shall act in a good
                            business manner in reviewing and approving Virginia Honey's operating budget and capital expenditure budget.

         (c) Litigation. Terry shall be liable for and make all payments, expenses, fees, costs and judgments related to any litigation matters relating to Mel Ash and his company, "To Live For Foods." In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Virginia Honey, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ss.8 below).

         (d) Life Insurance. Virginia Honey shall maintain in full force and effect a key man life insurance policy in the amount of no less than $3,000,000.00 on the life of Terry, the proceeds of which shall be payable by Vita to Arlington W. Palmer in the amount equal to Virginia Honey's indebtedness to Mr. Palmer at the time of Terry's death. Such policy may be reduced on a dollar-for-dollar basis in the amount of any payments from Virginia Honey to Mr. Palmer.

         (e) Transition. Terry will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Virginia Honey from maintaining the same business relationships with Virginia Honey after the Closing as it maintained with Virginia Honey prior to the Closing.

         (f) Confidentiality. Terry will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Vita or destroy, at the request and option of Vita, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that Terry is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Terry will notify Vita promptly of the request or requirement so that Vita may seek an appropriate protective order or waive compliance with the provisions of this ss.6(f). If, in the absence of a protective order or the receipt of a waiver hereunder, Terry is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Terry may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Terry shall use his reasonable best efforts to obtain, at the reasonable request of Vita, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Vita shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

7.       CONDITIONS TO OBLIGATION TO CLOSE.

         (a) Conditions to Obligation of Vita. The obligation of Vita to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties of Terry set forth inss.3(a) andss.4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) Terry shall have performed and complied with all of his covenants hereunder in all material respects through the Closing;

                  (iii) Virginia Honey shall have procured all UCC and lender consents and releases, and all of the third party consents specified in ss.5(b) above;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Vita to own Virginia Honey Shares and to control Virginia Honey, or (D) affect adversely the right of Virginia Honey to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (v) Terry shall have delivered to Vita a certificate to the effect that each of the conditions specified above inss.7(a)(i)-(iv) is satisfied in all respects;

                  (vi) the Parties and Virginia Honey shall have received all authorizations, consents, and approvals of governments and governmental agencies, including those referred to in ss.3(a)(i), ss.3(b)(ii), and ss.4(c) above;

                  (vii) the relevant parties shall have entered into the agreements in form and substance as set forth in Exhibits A-1 through A-4 attached hereto and the same shall be in full force and effect;

                  (viii) Vita shall have received the resignations, effective as of the Closing, of each director, other than Terry, of Virginia Honey other than those whom Vita shall have specified in writing at least five (5) business days prior to the Closing;

                  (ix) the Leases shall be amended and shall be reasonably satisfactory in form and substance to Vita; and

                  (x) all actions to be taken by Terry in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, due diligence documents, accounting review, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Vita.

                  (xi) Net Worth. Virginia Honey's balance sheet on the Closing Date shall reflect the assets and liabilities reported on the Most Recent Financial Statements, subject only to normal changes that may occur in the Ordinary Course of Business. The terms of the indebtedness of $2,910,567 shall remain unchanged, except as may be reduced in accordance with the terms of such indebtedness. The net book value of Virginia Honey on the Closing Date shall be equal to or greater than the net book value on the Most Recent Fiscal Month End.


         Vita may waive any condition specified in this ss.7(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of Terry. The obligation of Terry to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties of Vita set forth inss.3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) Vita shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or
                         (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); (iv) Vita shall have delivered to Terry a certificate to the effect that each of the conditions specified above inss.7(b)(i)-(iii) is satisfied in all respects;

                  (v) the Parties and Virginia Honey shall have received all authorizations, consents, and approvals of governments and governmental agencies including those referred to in ss.3(a)(i), ss.3(b)(ii), and ss.4(c) above;

                  (vi) the relevant parties shall have entered into the agreements in form and substance as set forth in Exhibits A-1 through A-4 and the same shall be in full force and effect;

                  (vii) the Leases shall be amended and shall be reasonably satisfactory in form and substance to Terry; and

                  (viii) all actions to be taken by Vita in connection with
                         consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Terry.


         Terry may waive any condition specified in this ss.7(b) if they execute a writing so stating at or prior to the Closing.

8.       REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a) Survival of Representations and Warranties.

         All of the representations and warranties of Terry contained in ss.4 above (except for ss.4(k), 3(a)(iv), 4(b) and 4(z)) shall survive the Closing hereunder and continue in full force and effect for a period of two (2) years thereafter. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of Terry contained in ss.4(k) subject to any applicable statutes of limitations, 3(a)(iv), 4(b) and 4(z)) shall survive the Closing and continue in full force and effect forever thereafter.

         (b) Indemnification Provisions for Benefit of Vita.

                  (i) In the event Terry breaches (or in the event any third party alleges facts that, if true, would mean Terry has breached) any of his representations, warranties, and covenants contained herein (other than the representations and warranties inss.3(a) above), and, if there is an applicable survival period pursuant toss.8(a) above, provided that Vita makes a written claim for indemnification against Terry pursuant toss.11(g) below within such survival period, then Terry agrees to indemnify Vita from and against the entirety of any Adverse Consequences Vita may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Vita may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that Terry shall not have any obligation to indemnify Vita from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Terry contained inss.4(a)-(j), ss.4(m)-(w) andss.4(aa)-(bb) above until Vita has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $25,000 aggregate threshold. The maximum aggregate amount recoverable from Terry with respect to any Adverse Consequences Vita may suffer relating to this Agreement or the transactions contemplated hereby shall not exceed $343,359.20 plus the remaining portion of the Purchase Price.

                  (ii) In the event Terry breaches (or in the event any third party alleges facts that, if true, would mean Terry has breached) any of his representations and warranties inss.3(a) above, and, if there is an applicable survival period pursuant toss.8(a) above, provided that Vita makes a written claim for indemnification against Terry pursuant toss.11(g) below within such survival period, then Terry agrees to indemnify Vita from and against the entirety of any Adverse

                        Consequences Vita may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Vita may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  (iii) Terry agrees to indemnify Vita from and against the
                        entirety of any Adverse Consequences Vita may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Virginia Honey for any Taxes of Virginia Honey with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent withss.9(c)) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet (rather than in any notes thereto).

         (c) Indemnification Provisions for Benefit of Terry. In the event Vita breaches (or in the event any third party alleges facts that, if true, would mean Vita has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to ss.8(a) above, provided that Terry makes a written claim for indemnification against Vita pursuant to ss.11(g) below within such survival period, then Vita agrees to indemnify Terry from and against the entirety of any Adverse Consequences Terry may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Terry may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

         (d) Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a Third Party Claim) which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this ss.8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (iii) So long as the Indemnifying Party is conducting the
                        defense of the Third Party Claim in accordance with ss.8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (iv) In the event any of the conditions inss.8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in thisss.8.

         (e) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to Virginia Honey or the transactions contemplated by this Agreement. Terry hereby agrees that he will not make any claim for indemnification against Virginia Honey by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Vita against Terry (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

         (f) Payment of Indemnification. Notwithstanding anything herein to the contrary, any payments due hereunder by Terry shall be paid pursuant to ss.8(g) herein below. Each Party shall be entitled to recover any indemnification payments due hereunder by directly obtaining indemnification from the other Party, whether or not such amount is liquidated or reduced to judgment.

         (g) Set Off. Vita shall set off the amount of any claims it may have hereunder, whether liquidated or unliquidated, against any amount payable by Vita to Terry after the Closing, as the sole available remedy against Terry hereunder, other than the amount of $343,359.20 as provided for under Section 8(b)(i) above.

9.       TAX MATTERS.

         The following provisions shall govern the allocation of responsibility as between Vita and Terry for certain tax matters following the Closing Date:

         (a) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving Virginia Honey shall be terminated as of the Closing Date and, after the Closing Date, Virginia Honey shall not be bound thereby or have any liability thereunder.

         (b) Certain Taxes. All transfer, documentary, sales, use, bulk transfer, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Terry when due, and Terry will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Vita will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

10.      TERMINATION.

         (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  (i) Vita and Terry may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) Vita may terminate this Agreement by giving written notice to Terry on or before June 26, 2001 if Vita is not reasonably satisfied with the results of its continuing due diligence regarding Virginia Honey;

                  (iii) Vita may terminate this Agreement by giving written
                        notice to Terry at any time prior to the Closing (A) in the event any of Terry has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Vita has notified Terry of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 30, 2001, by reason of the failure of any condition precedent underss.7(a) hereof (unless the failure results primarily from Vita itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (iv) Terry may terminate this Agreement by giving written notice to Vita at any time prior to the Closing (A) in the event Vita has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Terry has notified Vita of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 30, 2001, by reason of the failure of any condition precedent underss.7(b) hereof (unless the failure results primarily from Terry himself breaching any representation, warranty, or covenant contained in this Agreement).

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

11.      MISCELLANEOUS.

         (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Vita and Terry; provided, however, that Vita may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

         (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Vita and Terry; provided, however, that Vita may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and
(ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Vita nonetheless shall remain responsible for the performance of all of its obligations hereunder). Notwithstanding anything herein to the contrary, in the event of Terry's death, Terry's rights, interests and obligations under this Agreement shall inure to Terry's estate, heirs, successors and/or assigns.

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:




        If to Terry:    Terry W. Hess
                        P.O. Box 1915
                        Inwood, West Virginia 25428

        with copy to:   Martin & Seibert, L.C.
                        Attn: Walter M. Jones, III
                        1164 Winchester Avenue
                        P.O. Drawer 1286
                        Martinsburg, WV 25401
                        Fax: (304) 267-0731

                        and to:

                        John W. Truban
                        Owen & Truban, PLC
                        103 North Braddock Street
                        Winchester, Virginia 22601

        If to Vita:     Vita Food Products, Inc.
                        2222 West Lake Street
                        Chicago, IL  60612
                        Attn:  Stephen D. Rubin

        with copy to:   Much Shelist Freed Denenberg Ament & Rubenstein, P.C.
                        200 N. LaSalle Street, Suite 2100
                        Chicago, IL  60601
                        Attn:  Jeffrey C. Rubenstein


         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (h) Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         (i) Arbitration and Venue. In the event of a difference arising among the parties hereto as to the construction of any of this Agreement, or as to the rights or obligations of the parties under and by virtue hereof, all such questions shall be determined by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered into in any court having jurisdiction thereof. The disputant seeking such arbitration hereunder shall give written notice to the others specifying the particulars in dispute and to be arbitrated and, thereupon, within ten (10) days after giving of such written notice shall submit the dispute to the American Arbitration Association in Philadelphia, Pennsylvania. The costs and expenses in connection with said arbitration proceedings shall be paid by the affected disputants equally, as determined by the arbitrator(s), with each party being responsible for its attorneys' fees and costs. All arbitration proceedings shall be conducted telephonically if agreed upon by the affected disputants, or if conducted in person, shall be held in Philadelphia, Pennsylvania with the application of the laws of the State of Delaware.

         (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Vita and Terry, and such amendment shall be effective only in the specific instance and for the specific purpose for which given. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Expenses. Each of the Parties and Virginia Honey will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. In the event this transaction shall not close, due to the fault of Vita, pursuant to ss.10(a)(iii)(B) and ss.10(a)(iv)(B), Vita shall reimburse Terry for one-half (1/2) of the reasonable costs for services rendered with respect to the audit of the Financial Statements. Terry agrees that Virginia Honey has not borne or will not bear any of Terry's costs and expenses (including any of his legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         (l) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (m) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) Cure Period. Notwithstanding anything herein to the contrary, the parties to this Agreement shall have thirty (30) days to cure any breach or default hereunder after written notice thereof, provided it is curable.

         (o) Good Faith and Reasonableness. The parties agree to exercise good faith and reasonableness in the interpretation and implementation of this Agreement.


         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.


BUYER                                               SELLER
Vita Food Products, Inc.                            Terry W. Hess


By:                                                  By:
   ------------------------                             ------------------------
     Stephen D. Rubin                                         Terry W. Hess

                              MEMORANDUM AGREEMENT


         This Agreement ("AGREEMENT") is made the 15th day of August 2001, by and among Vita Food Products, Inc., a Nevada corporation ("VITA") and Terry W. Hess ("TERRY"). Terms not otherwise defined herein shall have the meanings as set forth in that certain Stock Purchase Agreement, dated June 29, 2001, between Vita and Terry.


     1. DEFINITION. "CAPITAL CHARGES" - Means any interest, depreciation, lease payments and other like charges related to capitalizable expenditures in any fiscal year.

     2. CAPITALIZABLE EXPENDITURES - If the capitalizable expenditures of Virginia Honey in any fiscal year beginning January 1, 2001 ("POST FISCAL YEAR") is greater than the average capitalizable expenditures (excluding the expenditures related to the construction of manufacturing and warehouse facilities) of Virginia Honey ("HONEY AVERAGE CAPITAL EXPENDITURE") in the fiscal years 1999 and 2000, the following amounts determined by the formula below shall be deducted from the respective years Post Fiscal Year earnings in determining the First Earnout and Second Earnout.

     3. FORMULA - (x) Multiply the amount of a fiscal year Capital Charges by the fraction, the denominator of which is the Honey Average Capital Expenditure for 1999 and 2000, and the numerator of which is the Post Fiscal Year's Honey Average Capital Expenditures, and (y) Deduct from such product of (x) above, the amount of such fiscal year Capital Charges.

     Attached hereto is an example for explanation of the above formula.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.


TERRY W. HESS                             VITA FOOD PRODUCTS, INC.


By:                                       By:
   ----------------------------               ----------------------------------
     TERRY W. HESS                        Its:
                                              ----------------------------------

                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("AGREEMENT") is made as of this 1st day of July, 2001, by Virginia Honey Company, Inc., a Virginia corporation ("VIRGINIA HONEY"), and Terry W. Hess ("TERRY").

                                    RECITALS

     A. Virginia Honey is engaged in the business of processing, manufacturing and distributing various food products, including salad dressings and honey (the "BUSINESS").

     B. Vita Food Products, Inc., a Nevada corporation ("VITA "), Virginia Honey, and Terry have entered into that certain Stock Purchase Agreement dated June 29, 2001, ("STOCK PURCHASE AGREEMENT") whereby Vita agreed to purchase and Terry agreed to sell, transfer, assign, and deliver all of the issued and outstanding capital stock of Virginia Honey. Capitalized terms used herein, but not defined, have the meanings set forth in the Stock Purchase Agreement. Terry and Vita acknowledge and agree that each would not enter into the Stock Purchase Agreement without entering into this Agreement.

     C. Virginia Honey desires to employ Terry as its Chief Executive Officer and Terry desires to perform the services of the Chief Executive Officer for Virginia Honey.

                                                          CLAUSES

     In consideration of the foregoing, and the covenants, duties, rights, and obligations set forth below, the parties agree as follows:

                                    ARTICLE 1

                                                   EMPLOYMENT AND DUTIES

     1.1 EMPLOYMENT

     (a) DUTIES. Subject to the terms and conditions in this Agreement, Virginia Honey agrees to employ Terry as its Chief Executive Officer, to perform the usual duties of such office and such other reasonable additional responsibilities commensurate with his position as may be added to the Terry's duties from time to time, at the direction of the Board of Directors of Virginia Honey. Terry shall devote his full and exclusive working time and efforts to the business and affairs of Virginia Honey, and his duties shall include, but not be limited to, directing and overseeing the operations and daily functions of Virginia Honey's Business and the supervising and training of other employees of Virginia Honey. Terry shall also serve as a member of the Board of Directors of Vita.

     (b) PLACE OF PERFORMANCE. In his employment by Virginia Honey, Terry shall be based in Inwood, West Virginia and Berryville, Virginia.

     1.2 TERM. The term of Terry's employment under this Agreement shall be for the period commencing from the Closing Date and continuing through December 31, 2004, subject to early termination as set forth herewith (the "TERM").

                                    ARTICLE 2

                            COMPENSATION AND DAMAGES

     2.1. COMPENSATION. During the Term, Terry shall be paid a salary of Three Hundred Thousand Dollars ($300,000) per year (the "SALARY"). The Salary shall accrue and be due and payable in equal, or as nearly equal as practicable, bi-weekly installments or in the manner and on the timetable that Virginia Honey's payroll is customarily handled. The Salary shall be increased from time to time, at the sole discretion of the Board of Directors of Virginia Honey, by a percentage equal to the percentage increase in the cost of living.

     2.2 EXPENSE REIMBURSEMENT. While Terry is performing the services described herein, Virginia Honey shall, upon request, reimburse Terry for all reasonable and necessary expenses incurred by Terry in connection with the performance of duties of employment hereunder (in accordance with the policies and procedures established by the Board of Directors of Virginia Honey for all of Virginia Honey's officers), provided that Terry properly accounts therefor.

     2.3 BENEFITS.

     (a) BENEFIT PLAN. If Virginia Honey now maintains or, while Terry renders services to Virginia Honey, establishes (i) an incentive or other compensation plan (however described or denominated) for its senior executive officers or other management of Virginia Honey; or (ii) any other benefit program(s) (however described or denominated), Terry shall be eligible to fully participate in each such plan or benefit program.

     (b) INSURANCE. During the Term, Virginia Honey shall provide health, medical, and term life insurance to Terry in accordance with any group plan which it now maintains or which may hereafter be established by Virginia Honey.

     (c) VACATION. Terry shall receive not less than four (4) weeks paid vacation during each twelve (12) month period of employment and shall also be entitled to all paid holidays afforded by Virginia Honey to its employees.

2.4 TERMINATION.

     (a) CAUSE. Virginia Honey shall have the right, at any time during the Term of this Agreement, to terminate Terry's employment (the "TERMINATION DATE") under this Agreement, if such termination is for "Cause." For purposes of this Agreement, "CAUSE" shall mean Terry's, (i) commission of any act of fraud or dishonesty relating to and affecting the business affairs of Virginia Honey;
(ii) conviction of any felony; (iii) failure to reasonably exercise the responsibilities and duties as the Chief Executive Officer of Virginia Honey after written notice specifying such failure and a reasonable opportunity to cure such failure; or (iv) a material breach of the restrictive covenants set forth in Article 3 of this Agreement or as set forth in that certain Non-Competition and Non-Solicitation Agreement entered into by and among Virginia Honey, Vita, and Terry dated of even date herewith. In the event that employment is terminated by Virginia Honey for Cause, Virginia Honey will have no obligations to pay any further amounts hereunder or under the Stock Purchase Agreement beyond the date of such termination.

     (b) DAMAGES. If Terry's employment is "Voluntarily Terminated" (as defined below) by Terry or for Cause (as defined in subsection 1.2(b)) before the end of the Term, Terry shall pay Vita, as liquidated damages, and not as a penalty, the following amounts, which amounts shall be set off and forfeited by Terry only from compensation due Terry hereunder, the First Earnout and/or the Second Earnout and not paid by Terry directly:

       Termination on or Before                    Liquidated Damage Amount
       ------------------------                    ------------------------
       December 31, 2002                                    $3.5 million
       December 31, 2003                                    $2.5 million
       December 31, 2004                                    $1.5 million


     "VOLUNTARILY TERMINATED" shall be limited to a cessation of employment by Terry for reasons other than death, a material breach by Vita of the Stock Purchase Agreement or this Agreement or "Total Disability". For the purposes of this Agreement, "TOTAL DISABILITY" means the Terry's inability, through physical or mental illness or accident, to perform the majority of his usual duties and responsibilities hereunder (as such duties are constituted on the date of the commencement of such disability) in the manner and to the extent required under this Agreement for a period of at least one hundred eighty (180) days out of a 360 day period. Total Disability shall be deemed to have occurred on the first day following the expiration of such one hundred eighty (180) days.

     2.5 SET OFF. Vita and Terry may set-off any amounts due to the other in order to reconcile any amounts due to the other.

                                    ARTICLE 3
                              RESTRICTIVE COVENANTS

     3.1 CONFIDENTIALITY. Terry acknowledges that the nature of his engagement by Virginia Honey and Vita (collectively, "VHVP") is such that Terry shall have access to information of a confidential and/or trade secret nature which has great value to VHVP. Such information includes, without limitation, financial, manufacturing and marketing data, business plans and methods, processes, product formulas, books and records, sales know-how, pricing information, developmental work, work in process, methods, trade secrets (including, without limitation, customer lists, supplier lists and lists of customer, supplier and food broker sources), and any other information relating to the products, services, customers, sales or business affairs of VHVP, which has value and is treated as secret and/or confidential by VHVP (the "CONFIDENTIAL INFORMATION"). VHVP has and will also have access to Confidential Information of its "Suppliers" (for the purposes of this Agreement, "SUPPLIERS" means any persons with whom VHVP has a co-packing or joint venture relationship with or who supplies any products or materials to VHVP). Confidential Information includes not only information disclosed by VHVP or its Suppliers to Terry in the course of employment, but also information developed or learned by Terry during the course of employment with VHVP. Confidential Information is to be broadly defined. Confidential Information includes all information that has or could have commercial value or other utility in the business in which VHVP or Suppliers are engaged. Confidential Information also includes all information of which the unauthorized disclosure could be materially detrimental to the interests of VHVP or Suppliers. Terry agrees to keep all Confidential Information that could be materially detrimental to the interests of VHVP or Suppliers in confidence during the term of this Agreement and at any time thereafter and shall not use, disclose, publish or otherwise disseminate any of such Confidential Information to any other person, except to the extent such disclosure is, (i) required by applicable law, (ii) lawfully obtainable from other sources, (iii) authorized in writing by VHVP, (iv) no longer qualifies as a trade secret or confidential information under applicable law, or (v) necessary to enforce this Agreement.

     3.2 REMEDIES. The parties hereto agree that the services to be rendered by Terry pursuant to this Agreement, and the rights and privileges granted by VHVP pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Terry of any of the terms of this Agreement will cause VHVP great and irreparable injury and damage. Therefore, Terry agrees that in addition to such other remedies as may be available to VHVP, at law or in equity, any court of competent jurisdiction may issue a decree of specific performance on a temporary or permanent basis. VHVP also is entitled to seek an injunction, specific performance and other equitable relief, without posting bond, to enjoin, restrict or prevent a breach, or threatened breach, of this Agreement by Terry.


     3.3 CUMULATIVE REMEDIES. The remedies contained in this Agreement are in addition to and not to the exclusion of any other remedies whether specified in this Agreement, available at law, in equity or otherwise.

     3.4 SURVIVAL OF COVENANTS. Terry's duties and obligations under this Agreement shall survive the termination of this Agreement or any of its provisions; provided, however, if Terry is terminated without Cause by Virginia Honey, Terry's obligation of confidentiality in Section 3.1 above shall survive only with respect to Vita confidential information and shall terminate with respect to Virginia Honey confidential information.

     3.5 RETURN OF MATERIAL. Upon the termination of Terry's employment with Virginia Honey for any reason, with or without cause, Terry immediately shall deliver to Virginia Honey all documents, records, notebooks, work papers, instruments, and/or electronic, magnetic, or other media which in any way contain any information involving the Confidential Information, or other information, materials, equipment or items of VHVP. Terry shall not retain any copies of the preceding except for such financial information necessary to protect his interest as a creditor.

                                    ARTICLE 4

     12. GENERAL

     4.1 TERMINATION OF AGREEMENT. Nothing contained in this Agreement shall affect or impair any rights or obligations which arise prior to or at the time this Agreement terminates, or which may arise due to any event which causes this Agreement to terminate.

     4.2 NOTICES. All notices concerning this Agreement shall be given in writing, as follows: (i) by actual delivery of the notice into the hands of the party entitled to receive it, in which case such notice shall be effective upon such delivery, (ii) by mailing such notice by registered or certified mail, return receipt requested, in which case the notice shall be deemed given four
(4) days from the date of its mailing; (iii) by Federal Express or any other overnight carrier, in which case the notice shall be deemed to be given on the date next succeeding the date of its transmission; or (iv) by facsimile, in which case the notice shall be deemed given as of the date it is sent. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

         If to Vita or Virginia Honey:                        If to Terry:
         ----------------------------                         -----------

         Vita Food Products, Inc.                    Terry W. Hess
         Attention: Stephen D. Rubin, President      P.O. Box 1915
         2222 West Lake Street                       Inwood, WV  25428
         Chicago, IL  60612                          Fax:  (304) 263-0946
         Fax:  (312) 738-3215

         With a copy to:                             With a copy to:

         Much Shelist Freed Denenberg                Martin & Seibert, L.C.
           Ament  & Rubenstein, P.C.                 Attn: Walter M. Jones, III
         Attn:  Jeffrey C. Rubenstein                1164 Winchester Avenue
         200 North LaSalle Street                    P.O. Drawer 1286
         Suite 2100                                  Martinsburg, WV 25401
         Chicago, IL  60601-1095                     Fax: (304) 267-0731
         Fax: (312) 621-1750

                                                             and to:

                                                      Owen and Truban, PLC
                                                      Attn: John W. Truban
                                                      103 North Braddock Street
                                                      Winchester, VA 22601
                                                      Fax: (540) 667-3661

     4.3 ASSIGNMENT. This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party hereto without the prior written consent of the other party hereto.

     4.4 WAIVER. The waiver by either party hereto of any breach of this Agreement by the other party hereto shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

     4.5 BENEFICIARY. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

     4.6 COMPLETE UNDERSTANDING. This Agreement constitutes the complete understanding between the parties. No alteration or modification of any of this Agreement's provisions shall be valid unless made in writing and signed by the parties to this Agreement.

     4.7 APPLICABLE LAW. The internal substantive laws of the State of West Virginia shall govern all aspects of this Agreement without respect to its conflicts of laws principles, irrespective of the fact that one or more of the parties now is or may become a resident of a different state.

     4.8 DESCRIPTIVE HEADINGS. All section headings, titles, and subtitles are inserted in this Agreement for the convenience of reference only, and are to be ignored in any construction of this Agreement or its provisions.

     4.9 SEVERABILITY. If a court of competent jurisdiction rules that any one or more of this Agreement's provisions is invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of this Agreement's other provisions, and this Agreement shall be construed as if it had never contained such invalid, illegal, or unenforceable provision.

     4.10 PRIOR AGREEMENTS SUPERSEDED. This Agreement supersedes any prior understandings, written agreements, or oral arrangements among the parties respecting the subject matter of this Agreement.

     4.11 CURE PERIOD. Notwithstanding anything herein to the contrary, the parties to this Agreement shall have thirty (30) days to cure any breach or default hereunder after written notice thereof, provided it is curable.

     4.12 GOOD FAITH AND REASONABLENESS. The parties agree to exercise good faith and reasonableness in the interpretation and implementation of this Agreement.

     Executed this 15th day of August, 2001.


         VIRGINIA HONEY COMPANY, INC.,               TERRY W. HESS
         a Virginia corporation



             ----------------------------------------         ------------------
         By:                                                  By: Terry W. Hess
             ----------------------------------------
         Its:
              ----------------------

                 NON-COMPETITION AND NON-SOLICITATION AGREEMENT

     This Non-Competition and Non-Solicitation Agreement ("AGREEMENT"), is made as of this 1st day of July, 2001 by and among VITA FOOD PRODUCTS, INC., a Nevada corporation with its principal place of business in Chicago, IL ("VITA"), VIRGINIA HONEY COMPANY, INC., a Virginia corporation ("VIRGINIA HONEY") with its principal place of business in Martinsburg, West Virginia, and TERRY W. HESS, ("TERRY").

     RECITALS A. Vita is engaged in the business of processing, manufacturing and distributing various food products (the "VITA BUSINESS").

     B. Virginia Honey is engaged in the business of manufacturing and distributing various food products, including salad dressings and honey (the "VIRGINIA HONEY BUSINESS").

     C. The Virginia Honey Business and the Vita Business together with any business conducted jointly by Virginia Honey and Vita shall be referred to as the "BUSINESS."

     D. This Agreement is entered into in conjunction with that certain Stock Purchase Agreement dated June 29, 2001 ("STOCK PURCHASE AGREEMENT") by and between Vita and Terry, whereby Vita agreed to purchase and Terry agreed to sell all of the issued and outstanding capital stock of Virginia Honey (the "TRANSACTION"). Terry and Vita acknowledge and agree that each would not enter into the Stock Purchase Agreement without entering into this Agreement.

     E. Terry acknowledges and agrees that: (i) he has been an officer, director, shareholder and an employee of Virginia Honey for a number of years;
(ii) the past and future services rendered, or to be rendered, by Terry to Virginia Honey were and are of extraordinary merit, and constitute a necessary and valuable contribution to the general growth and development of Virginia Honey; (iii) during the course of his employment with and relationship to Virginia Honey, Vita and its affiliates (all together "GREATER VIRGINIA HONEY"), he has and will continue to acquire special knowledge of the relationships and business techniques, internal business organization, financial data, marketing plans, intellectual property and other proprietary matters of Greater Virginia Honey; and (iv) Vita would not be willing to consummate the Transaction without the protection against unfair competition this Agreement affords.

                                     CLAUSES

     NOW, THEREFORE, in consideration of the premises and the following covenants and agreements, the parties agree as follows:

     1. RESTRICTIONS ON COMPETITION. During the term of his employment with Greater Virginia Honey and for a period of five (5) years from the date of the termination of Terry's employment with Greater Virginia Honey, for any reason (the "RESTRICTIVE PERIOD"), Terry agrees that he shall not engage in any business which competes with the Business. Specifically, Terry agrees that he shall not, directly or indirectly:

                  (i) own, manage, operate, control, consult, be compensated by, be employed by, participate in, or be connected in any manner with the ownership (except for ownership of less than 3% in a public company), management, operation, or control of any business which is located within the United States of America, and which competes with, or is similar to, the Business;

                  (ii) attempt in any way to obtain for himself, or others, or to divert from Greater Virginia Honey, any rights, benefits, sales or profits arising out of or in connection with the Business;

                  (iii) divulge, communicate, use or disclose, or permit others to use or disclose, any nonpublic information concerning the Business, or Greater Virginia Honey, including customer lists, suppliers and employees;

                   (iv) interfere with the business relationships or disparage the good name or reputation of Greater Virginia Honey or the Business; or

                   (v) solicit, encourage or accept any contract, arrangement or understanding with respect to any of the foregoing, or solicit, encourage, support or arrange to have any other person engage in any of the foregoing restricted activities.

     2. NON-SOLICITATION. During the Restrictive Period, Terry will not, directly or indirectly, through one or more intermediaries or affiliates or otherwise:

                   (i) solicit anyone who was a customer or supplier of Greater Virginia Honey during the term of Terry's employment with Greater Virginia Honey with respect to any business which competes with the Business as it is then being conducted;

                   (ii) divert, take away, solicit or seek to induce employment of any of the employees of Greater Virginia Honey; or

                   (iii) entice, persuade, advise or induce any employee of Greater Virginia Honey to terminate or refrain from renewing or extending his/her employment with Greater Virginia Honey.

     3. COUNSEL. Terry represents and warrants that he has read and understands this Agreement, he has consulted with legal counsel who has explained all of its terms and provisions, and he has received fair and adequate consideration for the undertakings made hereunder.

     4. REMEDIES. Terry acknowledges that the breach of any of the covenants contained in Sections 1 and 2 hereof, after notice of such breach by Greater Virginia Honey and thirty (30) days to cure such breach, provided such breach is curable, will result in irreparable harm and continuing damages to Greater Virginia Honey and the Business, and that Greater Virginia Honey's remedy at law for any such breach or threatened breach will be inadequate. Accordingly, in addition to such other remedies as may be available to Greater Virginia Honey, at law or in equity, any court of competent jurisdiction may issue a decree of specific performance and other equitable relief, and a temporary or permanent injunction, without posting bond, enjoining, restricting or preventing the breach, or threatened breach, of any such covenant. Furthermore, Greater Virginia Honey may seek any and all other remedies to which it may be entitled.

     5. EXTENSION OF TERM FOR BREACH. If Terry violates or breaches any of the restrictive covenants in Sections 1 and 2 of this Agreement, and if Greater Virginia Honey institutes legal action for injunctive or other relief, Greater Virginia Honey shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period. Accordingly, such a restrictive covenant shall be deemed extended by the "BREACH PERIOD." The "BREACH PERIOD" shall be that period of time commencing the date Terry breaches any covenant hereunder and ending the earlier of the date (i) a judgment is entered against Terry or (ii) Terry ceases the prohibited act, after which date, the restrictive covenant shall continue to run for the remainder of the term plus the Breach Period.

     6. UNENFORCEABLE PROVISION. The parties hereby agree and acknowledge that:
(i) the duration, scope and geographic area applicable to each of the restrictions set forth in this Agreement are fair, reasonable and necessary;
(ii) the consideration provided for in this Agreement, the Stock Purchase Agreement and that certain employment agreement by and among Virginia Honey and Terry of even date herewith, are sufficient and adequate to compensate Terry for agreeing to each of the restrictions contained in this Agreement; and (iii) such restrictions contained herein do not prevent Terry from earning a livelihood. If any court of competent jurisdiction shall determine that any of the restrictions contained in Sections 1 and 2 hereof are unreasonable, invalid or unenforceable, it is the intention of the parties that such a restrictive covenant shall not be terminated or invalidated, but shall be deemed amended to the extent required to render it reasonable, valid or enforceable, and such amendment to apply only with respect to the operation of Sections 1 and 2 hereof in the jurisdiction of the court which has made such adjudication.

     7. SEVERABILITY. If a court of competent jurisdiction rules that any one or more of this Agreement's provisions are invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of this Agreement's other provisions, and this Agreement shall be construed as if it has never contained such invalid, illegal or unenforceable provision.

     8. TERMINATION OF COVENANTS. Notwithstanding anything herein to the contrary, if Terry's employment with Virginia Honey is terminated by Terry due to the breach by Vita and/or Virginia Honey of the Stock Purchase Agreement or the Employment Agreement, Terry's restrictive covenant obligations hereunder will terminate only with respect to Virginia Honey and the restrictive covenant obligations of Terry with respect to Vita and its Business shall survive in accordance with the terms hereunder.

     9. ATTORNEYS' FEES AND COSTS. If any action is brought by either party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs and reasonable attorneys' fees

     10. ASSIGNMENT. Terry shall not have the right to assign this Agreement or any of his rights or obligations hereunder to another party or parties. This Agreement shall inure to the benefit of Greater Virginia Honey and its successors and assigns, and shall be fully transferable and assignable by Greater Virginia Honey.

     11. APPLICABLE LAW. The internal substantive laws of the State of Delaware shall govern the interpretation of this Agreement, irrespective of the fact that one or more of the parties now or may become a resident of a different jurisdiction.

     12. NO WAIVER. No waiver by Greater Virginia Honey of Terry's breach of any covenant or obligation hereof shall be considered to be a continuing waiver of any such covenant or provision, or a waiver of any other or future breach thereof.

     13. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be provided by all parties to this Agreement in writing: (i) by actual delivery of the notice into the hands of the party entitled to receive it; (ii) by mailing the notice by registered or certified mail, return receipt requested, in which case the notice shall be deemed to be given four (4) days following the date of its mailing;
(iii) by Federal Express or other overnight carrier, in which case the notice shall be deemed to be given on the day following delivery into the hands of such carrier; or (iv) by facsimile, in which case notice shall be deemed given on the day sent. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

          If to Vita or Virginia Honey:               If to Terry:
          ----------------------------                -----------
          Vita Food Products, Inc.                    Terry W. Hess
          Attention: Stephen D. Rubin, President      P.O. Box 1915
          2222 West Lake Street                       Inwood, WV  25428
          Chicago, IL  60612                          Fax:  (304) 263-0946
          Fax:  (312) 738-3215

          With a copy to:                             With a copy to:

          Much Shelist Freed Denenberg                Martin & Seibert, L.C.
           Ament & Rubenstein, P.C.                   Attn: Walter M. Jones, III
          Attn:  Jeffrey C. Rubenstein                1164 Winchester Avenue
          200 North LaSalle Street                    P.O. Drawer 1286
          Suite 2100                                  Martinsburg, WV 25401
          Chicago, IL  60601-1095                     Fax: (304) 267-0731
                                                      Fax: (312) 621-1750

                                                      and to:

                                                      Owen and Truban, PLC
                                                      Attn: John W. Truban
                                                      103 North Braddock Street
                                                      Winchester, VA 22601
                                                      Fax: (540) 667-3661

     14. COMPLETE UNDERSTANDING. This Agreement contains all of the agreements and understandings between the parties hereto with respect to the restrictive covenants contained herein, and no oral agreements or written correspondence shall be held to affect the provisions hereof. All subsequent changes and modifications, to be valid, shall be by written instrument executed by Virginia Honey, Vita and Terry.

     Executed this 15th day of August, 2001.


                                          VITA FOOD PRODUCTS, INC.,
                                          a Nevada corporation


                                          By:
                                             -----------------------------------
                                          Its:
                                             -----------------------------------


                                          VIRGINIA HONEY COMPANY, INC.,
                                          a Virginia corporation


                                          By:
                                             -----------------------------------
                                          Its:
                                             -----------------------------------


                                          TERRY W. HESS


                                          --------------------------------------
                                          Terry W. Hess, individually

         STATE OF ________ )
                           )  SS
         COUNTY OF ______  )

     On this ___ day of ___________________, 2001, before me, a Notary Public within and for such county, personally appeared TERRY W. HESS who, being personally known to me, executed the foregoing document and acknowledged the execution of same.


                                              ----------------------------------
                                              Notary Public
         My Commission Expires:

         ----------------------

                                     ANNEX I

               EXCEPTIONS TO VITA'S REPRESENTATIONS AND WARRANTIES



         None.

                                    ANNEX II

              EXCEPTIONS TO TERRY'S REPRESENTATIONS AND WARRANTIES



         None.

                            VITA FOOD PRODUCTS, INC.

                            STOCK PURCHASE AGREEMENT

                            DISCLOSURE SCHEDULE INDEX





         Section           Description
         -------           -----------

         4(a)              Directors and Officers

         4(c)              Title of Assets

         4(h)              Events Subsequent to Most Recent Fiscal Year End

         4(i)              Indebtedness

         4(I)(i)           Real Property

         4(m)(iii)         Patents, Other Registrations, Applications and
                           Licenses

         4(m)(iv)          Intellectual Property

         4(p)              Contracts

         4(t)              Litigation

         4(u)              Product Warranty

         4(x)              Employee Benefits

         4(z)              Environmental, Health and Safety Requirements

         4(aa)             Certain Business Relationships

Vita Food Products, Inc. agrees to furnish supplementally to the Securities and Exchange Commission a copy of any of the disclosure schedules listed above upon request.